Exhibit 99.1
N E W S R E L E A S E

Expand Energy Announces Headquarters Relocation to Houston and Appointment of Michael Wichterich as Interim CEO

Headquarters relocation accelerates Company's strategy to connect its leading scale to growing markets
Company reaffirms synergy, capital and operating outlook for the fourth quarter and full year 2025

OKLAHOMA CITY – February 9, 2026 – Expand Energy Corporation (NASDAQ: EXE) (“Expand Energy” or the “Company”) today announced plans to relocate its corporate headquarters from Oklahoma City, Oklahoma, to Houston, Texas, in mid-2026. The relocation, which will primarily focus on the executive leadership team, will strengthen Expand Energy’s relationships with key industry and commercial partners in support of the Company’s long-term growth objectives. Oklahoma City will remain an important center of excellence for Expand Energy’s business and operations, and the Company remains committed to supporting its Oklahoma City employees and the local community.

The Company also announced leadership changes, effective immediately. Michael Wichterich, Chairman of the Board, has been appointed Interim President and Chief Executive Officer, succeeding Domenic (Nick) J. Dell’Osso, Jr. Dell’Osso has stepped down as a director of the Board and will serve as an external advisor for a period of time to ensure a smooth transition. The Board is commencing a search for a permanent CEO with the assistance of an independent recruitment firm.

“On behalf of the Board, I want to thank Nick for his leadership and many contributions since first joining the company in 2008,” said Wichterich. “During his tenure as CEO, the Company has grown from a $5 billion business to a $26 billion investment-grade enterprise included in the S&P 500 Index. We are grateful for his leadership in setting a strong foundation for our future.”

Wichterich continued, “Building on our positive momentum going into 2026, our new headquarters, supported by our outstanding teams in Oklahoma City and the field, will enable us to capitalize on Houston’s leading role as a gateway to the global natural gas market. As North America’s largest natural gas producer, this will accelerate our strategy to provide affordable, reliable, lower carbon energy to growing domestic and global markets.”

Dell’Osso said, “It has been a privilege to lead and work alongside the Expand Energy team as we have grown and evolved. I am proud of what we have accomplished together and confident that Expand Energy will continue to thrive and support energy access for a more secure and sustainable future.”

Matt M. Gallagher, Lead Independent Director, said, “Mike is the right leader to step into the role of Interim CEO and maintain continuity while we make the strategic move to Houston. He knows our company deeply, has extensive relationships across the oil and gas industry, and is an entrepreneurial leader with a track record of success. The Board looks forward to working with Mike and the executive team to facilitate a smooth transition and continue to position the Company for long-term success.”

Wichterich has served as Chairman of Expand Energy’s Board of Directors since 2021, as well as Interim CEO from April to October 2021. He is the Founder and CEO of Three Rivers Operating Company LLC, a private exploration and production company with a focus in the Permian Basin. He has also served on the boards of multiple public and private companies.

INVESTOR CONTACT:	MEDIA CONTACT:	EXPAND ENERGY CORPORATION
Brittany Raiford (405) 935-8870 ir@expandenergy.com	Brooke Coe (405) 935-8878 media@expandenergy.com	6100 North Western Avenue P.O. Box 18496 Oklahoma City, OK 73154

As part of this announcement, the Company reaffirmed its synergy, capital and operating outlook for the fourth quarter and full year 2025 as set forth in its third quarter 2025 earnings announcement.

Expand Energy will report its fourth quarter and full year 2025 operational and financial results, as well as its 2026 outlook, after market close on February 17, 2026. A conference call to discuss the results has been scheduled for February 18, 2026, at 9 a.m. ET.

About Expand Energy
Expand Energy Corporation (NASDAQ: EXE) is North America’s largest natural gas producer, powered by dedicated and innovative employees focused on expanding the value of natural gas by connecting global scale to growing markets. Expand Energy’s returns-driven strategy strives to create sustainable value for its stakeholders by leveraging its advantaged portfolio, financial strength and operational excellence. Expand Energy is committed to expanding America’s energy reach to fuel a more affordable, reliable, lower carbon future.

Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, but are not limited to, statements relating to the relocation of the Company’s headquarters to Houston and its effect on relationships with key industry, trading and commercial partners, the Company’s CEO transition and search for a permanent CEO, the acceleration of the Company’s commercialization strategy, and the Company’s synergy, capital and operating outlook for the fourth quarter and full year 2025, as well as statements reflecting expectations, intentions, assumptions or beliefs about future events and other statements that do not relate strictly to historical or current facts. Forward-looking statements often address our expected future business, financial performance and financial condition, and often contain words such as “expect,” “could,” “may,” “anticipate,” “intend,” “plan,” “ability,” “believe,” “seek,” “see,” “will,” “would,” “estimate,” “forecast,” “target,” “guidance,” “outlook,” “opportunity” or “strategy.” The absence of such words or expressions does not necessarily mean the statements are not forward-looking. Although Expand Energy’s management believes the expectations reflected in such forward-looking statements are reasonable, they are inherently subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond Expand Energy’s control. No assurance can be given that such forward-looking statements will be correct or achieved or that the assumptions are accurate or will not change over time. Particular uncertainties that could cause Expand Energy’s actual results to be materially different than those expressed in such forward-looking statements include commodity price volatility and other factors described in Expand Energy’s Annual Report on Form 10-K for the year ended December 31, 2024, Expand Energy’s Quarterly Reports on Form 10-Q and other documents that Expand Energy files with the SEC. For a discussion of these risks, uncertainties and assumptions, investors are urged to refer to Expand Energy’s documents filed with the SEC that are available through Expand Energy’s website at www.expandenergy.com or through EDGAR at www.sec.gov. We caution you not to place undue reliance on the forward-looking statements contained in this release, which speak only as of the date of the release, and we undertake no obligation to update this information. We urge you to carefully review and consider the disclosures in this release and our filings with the SEC that attempt to advise interested parties of the risk and factors that may affect our business.

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